WALMART INC.
MANAGEMENT INCENTIVE PLAN
(As amended effective February 1, 2018)

1. GENERAL

1.1    Purpose. The purpose of the Walmart Inc. Management Incentive Plan (the “MIP”) is to advance the interests of the shareholders of the Company by providing performance-based incentives to eligible associates.

1.2    Effective Date. The MIP, which was originally called the Wal-Mart Stores, Inc. Management Incentive Plan of 1998, was originally effective February 1, 1998. It was amended effective February 1, 2003, February 1, 2008, February 1, 2013, and February 1, 2017. It was renamed on February 1, 2018. The MIP is hereby amended, effective for the Fiscal Year beginning February 1, 2018.
1.3    Compliance with Section 162(m). The MIP is designed to permit Incentive Plan Awards to qualify for the Section 162(m) Exemption. Whenever the Committee determines that it is advisable, the Committee may make grants or payments of Incentive Plan Awards that do not qualify for the Section 162(m) Exemption.

2. DEFINITIONS

2.1    “Board” means the Board of Directors of the Company.

2.2    “Committee” means the committee of the Board with responsibilities including executive compensation matters subject to Regulation S-K Item 402, or other committee designated by the Board as the “Committee” under the MIP. The members of the Committee shall be “independent” within the meaning of applicable stock exchange listing requirements. With respect to awards under the MIP intended to qualify for the Section 162(m) Exemption, the Committee must consist of two or more persons each of whom are “outside directors” as defined or interpreted for purposes of the Section 162(m) Exemption. To the extent the Committee delegates authority pursuant to Section 5.2, references to the Committee in the MIP shall, as appropriate, be deemed to refer to the Committee’s delegate.

2.3    “Company” means Walmart Inc. and any successor thereto that adopts the MIP.

2.4    “Covered Employee” has the meaning of that term under Section 162(m)(3).

2.5    “Employer” means the Company and any Related Affiliate that employs a Participant.

2.6    “Fiscal Year” means the Company’s fiscal year, which is the 12-month period beginning on each February 1 and ending on the following January 31, or other fiscal year of the Company that the Company may establish.
2.7    “Incentive Plan Award” means an incentive compensation award for a Performance Period under the MIP.
2.8“MIP” means this Walmart Inc. Management Incentive Plan, as amended herein, and as it may be amended from time to time.

2.9“Participant” means an associate of an Employer designated by the Committee under Section 3.1 as a participant in the MIP for a Performance Period as provided in Section 3.1.

2.10“Performance Goal” means one or more objective performance goals established by the Committee with respect to an Incentive Plan Award for a Performance Period. Any Performance Goal may be based upon the performance of the Company, of any Related Affiliate, of a division or unit thereof, or of an individual Participant, or groups of individual Participants, or of a store or groups of stores, using one or more of the Performance Measures selected by the Committee. Performance Goals may be absolute, or may be relative to the comparable measure at comparison companies or a defined index. Different Performance Measures may be given different weights.

2.11“Performance Measure” means one or more of the following criteria, on which Performance Goals may be based, subject to Section 4.1(c):

(a) earnings (either in the aggregate or on a per-share basis (“EPS”), reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends or net of or including the after-tax cost of capital) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation and amortization (“EBITDA”); (b) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items; (c) earnings growth or growth in EPS; (d) EPS from continuing operations, operating earnings, growth in operating earnings; (e) value of assets; (f) economic value added (net operating profit after tax minus the product of capital multiplied by the cost of capital); (g) operating margin, pre-tax operating margin, or operating efficiency; (h) operating profits; (i) operating or administrative expenses; (j) net income or net operating income; (k) operating cost management; (l) gross or net revenue, changes in annual revenues; (m) revenue per associate, revenue per full time employee (“FTE”), revenue per square foot or other real estate measure; (n) same store sales, or comparable store sales, or total sales levels; (o) cash flow(s) (including either operating or net cash flows or free cash flows); (p) cash flow on investment; (q) financial return ratios; (r) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation;

(s) dividends; (t) net worth; (u) return measures, including return or net return on assets, net assets, equity, capital, gross sales, committed capital, or invested capital; (v) adjusted pre-tax margin; (w) pre-tax profits or gross profits; (x) volume, market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (y) aggregate product price and other product measures; (z) expense or cost levels, in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more specified divisions or products; (aa) reduction of losses, loss ratios, or expense ratios; (bb) reduction in fixed costs; (cc) cost of capital, working capital targets, or change in working capital; (dd) debt reduction; (ee) productivity measures; (ff) average inventory turnover or inventory controls, on-shelf availability, inventory metrics, asset quality; (gg) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (hh) regulatory ratings; (ii) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (jj) employee diversity goals; (kk) supplier diversity goals; (ll) employee turnover; (mm) attraction of employees; (nn) specified objective social goals; (oo) safety record; or (pp) business integration.

2.12“Performance Period” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee.

2.13“Potential Covered Employee” means an associate designated by the Committee at the time an award is granted who, in the Committee’s judgment, may be a Covered Employee at the time the award is paid.

2.14“Related Affiliate” means a business or entity that is, directly or indirectly, controlled by the Company.

2.15“Section 162(m)” means section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

2.16“Section 162 (m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) as set forth in Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

3. PARTICIPATION

3.1.Eligibility. Associates eligible to participate in the MIP shall consist of those officers and other management associates of an Employer and those select non-management associates whom the Committee determines have the potential to contribute significantly to the success of the Company or its Related Affiliates. For each Performance Period the Committee shall determine which officers, other management associates, and select non-management associates shall participate in the MIP. At any time, including during a Performance Period, the Committee may add additional classes or delete classes of associates for participation in the MIP as it deems appropriate for the Performance Period.

4. INCENTIVE PLAN AWARDS

4.1.Determination of Incentive Plan Awards.

(a)
Committee to Establish Basis for Awards. In connection with the grant of an Incentive Plan Award, for each Performance Period, the Committee shall establish the Performance Goal(s) and the Performance Measure(s) applicable to such Incentive Plan Award, and shall either:

(i)	establish the formula for determining the amounts payable based on the level of achievement of the applicable Performance Goal; or

(ii)
for any one or more Participants, subject to Section 4.2(a), establish a formula for determining the maximum amount payable (an “umbrella plan”) based on the level of achievement of the applicable Performance Goal, and set a methodology for determining the actual amount payable (a “plan within a plan”) which may, but need not, be based on Performance Measures; or

(iii)
for any two or more Participants (“Pool Participants”), establish a performance award pool, which shall be an unfunded pool, the aggregate amount of which shall be based upon the achievement of the Performance

Goal. The Committee may specify the amount of the pool as a percentage of any such Performance Measure, a percentage thereof in excess of a threshold amount, or an another amount that need not bear a mathematical relationship to such Performance Measure(s). The maximum amount payable to any Pool Participant may be a stated percentage of the pool, or a percentage (or multiple) of the Pool Participant’s target Incentive Plan Award, or of the Pool Participant’s compensation or any element(s) thereof; provided the sum of the amounts allocable to Pool Participants as Incentive Plan Awards shall not exceed the aggregate amount of the pool, and shall not exceed the per-person award limit in Section 4.2(a).

(iv)
With respect to each Incentive Plan Award, the Committee shall: (A) determine the consequences for the Incentive Plan Award of the Participant’s change in employment status as provided in Section 4.2(b); (B) specify the consequences for the Award of the occurrence of a change in control of the Employer during a Performance Period; and (C) establish such other terms and conditions for the Incentive Plan Award as the Committee deems appropriate.

(v)
For Incentive Plan Awards intended to qualify for the Section 162(m) Exemption, each of the foregoing shall be accomplished within the time period required to qualify for the Section 162(m) Exemption. With respect to Participants who are not Potential Covered Employees, and for Incentive Plan Awards not intended to qualify for the Section 162(m) Exemption, the Committee may establish other subjective or objective goals, including individual Performance Goals, as it deems appropriate, which need not be based on Performance Measures.

(b)
Certification of Performance Goal Achievement. The Committee shall, promptly after the date on which the necessary financial, individual, or other information for a particular Performance Period becomes available, and in any event prior to the payment of any Incentive Plan Award intended to qualify for the Section 162(m) Exemption to a Covered Employee, determine and certify the degree to which each of the Performance Goals has been attained.

(c)
Permitted Adjustments. Except as permitted under Section 4.2, Incentive Plan Awards shall be paid solely in accordance with the applicable formula or umbrella plan or the pool for the Performance Period, based upon the level of achievement of Performance Goals. Performance Goals, to the extent determined based on accounting standards or principles, shall be based upon generally accepted accounting principles, or international financial accounting standards, as applicable. However, unless the Committee specifies otherwise within the time period required to qualify for the Section 162(m) Exemption, Performance Goals shall be adjusted by the Committee to take into account the effect of the following, to the extent the adjustment items exceed thresholds for adjustment established by the Committee when the Performance Goals are established: changes in accounting standards that may be required by the Financial Accounting Standards Board after the Performance

Goal is established; realized investment gains and/or losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases, or regulatory developments that result in unanticipated items of gain, loss, income, or expense; executive severance arrangements; investment returns relating to investment vehicles which are unaffiliated with a Company or divisional operating strategy; bonus expense; the impact on pre-tax income of interest expense attributable to the repurchase of Company stock; extraordinary dividends or stock dividends; the effect of corporate reorganizations or restructuring, spinoff, or a sale of a business unit; and other items as the Committee determines at the time the Performance Goal is established to be required so that the operating results of the Company, division, or a Related Affiliate shall be computed on a comparative basis from Performance Period to Performance Period; in each case as those terms are defined under generally accepted accounting principles or, if applicable, international financial accounting standards, and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements, and/or management’s discussion and analysis in the Company’s financial statements. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data.

4.2.Maximum Incentive Plan Award; Committee Discretion.

(a)
Maximum Incentive Plan Award. In no event will an Incentive Plan Award for a Covered Employee intended to qualify for the Section 162(m) Exemption exceed $20,000,000 for a 12-month Performance Period (or in the case of a Performance Period other than 12 months long, an amount that bears the same ratio to $20,000,000 as the length of the Performance Period bears to 12 months).

(b)
Change in Employment Status. The Committee shall have the discretion and authority to determine the consequences for the Incentive Plan Award of a Participant’s: (i) termination of employment for various reasons or the Participant’s disability, or the Participant’s demotion or promotion during the Performance Period; (ii) leaving the Employer and being rehired as a Participant; (iii) being hired, promoted, or transferred into a position eligible for MIP participation; (iv) transferring between eligible MIP positions with different incentive percentages or Performance Goals; (v) transferring to a position not eligible to participate in the MIP; (vi) becoming eligible for an incentive from another incentive plan maintained by the Company or Related Affiliate; (vii) being on a leave of absence; and (viii) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the MIP; provided however, that the Committee shall not be authorized to increase the amount of the Incentive Plan Award payable to a Covered Employee that is intended to qualify for the Section 162(m) Exemption. If a Participant is on administrative suspension at the time payment would otherwise be made, no payment shall be made until the matter is resolved by the Employer, and it is determined whether the Incentive Plan Award shall be paid or forfeited.

(c)
Committee Discretion. The Committee shall have the discretion to reduce, eliminate, or increase any Incentive Plan Award for any individual or group, to reflect individual performance and/or unanticipated factors, including but not limited to those described in Section 4.1(c), or in the case of a plan within a plan, to implement the methodology for determining the actual amount of a Participant’s Incentive Plan Award. Notwithstanding the foregoing, and subject to the following sentence, with respect to the Incentive Plan Awards of Potential Covered Employees intended to qualify for the Section 162(m) Exemption, the Committee shall not increase such awards above the amount determined under the applicable formula, umbrella plan, or pool for the Performance Period, or (except in case of death or a change in control) waive the achievement of applicable Performance Goals. In the event a Potential Covered Employee is determined at the end of the Performance Period not to be a Covered Employee, and to the extent it would not cause the Potential Covered Employee to become a Covered Employee, the Committee may exercise its discretion to increase the amount of such Potential Covered Employee’s Incentive Plan Award above the amount generated under the applicable formula for the Performance Period.

4.3.Payment of Award.

(a)
Usual Timing. For any recipient subject to U. S. federal income tax, unless payment of the Incentive Plan Award is duly deferred by the Participant under an applicable deferred compensation arrangement, Incentive Plan Awards will be paid by the Participant’s Employer in cash or cash equivalent no later than two and one-half months after the later of (a) the end of the calendar year in which the applicable Performance Period ends or (b) the end of the Fiscal Year in which the Performance Period ends. The Committee may establish different payment schedules for different Participants. Notwithstanding the foregoing, it is contemplated that for any Performance Period ending on January 31, payment to recipients subject to U. S. federal income tax will be made by the following April 15. If any portion of an Incentive Plan Award payable to a Covered Employee that is intended to qualify for the 162(m) Exemption for any reason is not deductible under Section 162(m), payment of that portion shall, in the Committee’s discretion, be deferred until the earliest date it may be paid and deducted.

Unless otherwise provided by the Committee, Incentive Plan Awards will be paid without interest.

(b)
Certain Participants not Eligible. To be eligible for payment of any Incentive Plan Award, the Participant must (i) be employed by the Company or a Related Affiliate on the last day of the Performance Period to which the Incentive Plan Award pertains, except that in the event of a Participant’s death, the Incentive Plan Award shall be prorated based upon the number of full payroll periods worked as a Participant during the Performance Period prior to death, (ii) have performed the Participant’s duties to the satisfaction of the Committee, (iii) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Company or a Related Affiliate, (iv) have not breached any restrictive covenant or confidentiality requirement to which the Participant is subject, and (v) otherwise have complied with Company and

Employer policies at all times prior to the actual payment of the Incentive Plan Award.

(c)
Recoupment. If the Committee determines within twelve months following the date an Incentive Plan Award is paid (i) that the Participant, prior to the date of payment of such Incentive Plan Award, (A) engaged in any act the Committee deems inimical to the best interest of the Company or a Related Affiliate, or (B) violated any of the requirements of Section 4.3(b), or (ii) that the Participant, whether before or after payment of such Incentive Plan Award failed to comply with Company and Employer policies, the recipient of the Incentive Plan Award shall be obligated, upon demand, to return the amount of such Incentive Plan Award to the Employer that paid it. In addition, all Incentive Plan Awards, whether or not previously paid, and whether or not previously deferred, shall be subject to the Company’s policies or requirements or applicable law (including regulations and other applicable guidance) regarding clawbacks (recoupment) as in effect from time to time.

5. ADMINISTRATION

5.1.Administration. The MIP shall be administered by the Committee. Subject to the provisions of the MIP, the Committee shall have full discretionary authority to administer and interpret the MIP, to exercise all powers either specifically granted to it under the MIP or as are necessary or advisable in the administration of the MIP, to decide the facts in any case arising under the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, to correct errors or omissions, to require performance reports on which it can base its determinations under Section 4.1, and to make all other determinations necessary or advisable for the administration of the MIP (including but not limited to determinations with respect to whether and under what circumstances or conditions a Participant has had a termination of employment for purposes of the MIP), all of which shall be binding on all persons, including the Company, Related Affiliates, the Participants (or any person claiming any rights under the MIP from or through any Participant), and any shareholder of the Company. The Committee’s administration of the MIP, including all rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations, and other actions, shall be final and binding on the Company and its shareholders, Related Affiliates, and all associates of any Employer, including Participants and their beneficiaries. A majority of the Committee shall constitute a quorum, and, provided a quorum is present, the Committee shall act pursuant to a majority vote of those present or by unanimous written consent. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Incentive Plan Award.

5.2.Allocation and Delegation; Sub-Plans.

(a)
Allocation. Except to the extent prohibited by applicable law (including regulations and other applicable guidance) or the applicable listing standards of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members.

(b)	Delegation; Sub-Plans. Provided that the Committee shall not delegate authority or responsibility for Incentive Plan Awards of Potential Covered Employees intended to qualify for the Section 162(m) Exemption, the Committee may delegate all or any part of its responsibilities and powers under the MIP to one or more persons as the Committee deems appropriate. Delegates need not meet the independence or outside director requirements applicable to the Committee. The Committee may establish and administer sub-plans for such groups or classes of eligible associates as the Committee may specify, and may establish different Performance Periods, Performance Measures, and Performance Goals and payment schedules thereunder, which may be modified as deemed appropriate to conform to foreign law or practice. The Committee may also delegate responsibility and authority to such persons as it deems appropriate for establishing and administering any such sub-plans, including with respect to such sub-plans, authority to exercise upward or downward discretion in determining the final amount of an Incentive Plan Award thereunder.

(c)	Revocation. The Committee may at any time revoke any allocation or delegation.

6. MISCELLANEOUS

6.1.Amendment and Termination.

(a)
Amendment and Termination. The Board may at any time amend or terminate the MIP (in whole or in part) without the approval of the shareholders of the Company, except as otherwise provided in this Section 6.1. Neither the Company nor any Related Affiliate is obligated to continue this MIP.

(b)
Shareholder Approval. Any amendment to the MIP that changes the class of associates of an Employer eligible to participate, changes the Performance Goals, Performance Measures, or increases the maximum dollar amount that may be paid to a Participant for a Performance Period shall not be effective with respect to Incentive Plan Awards to Covered Employees intended to qualify for the Section 162(m) Exemption unless the amendment is approved by shareholders as provided in Section 1.3 before the Incentive Plan Award is paid.

6.2.Effect of Incentive Plan Awards on Other Compensation.

(a)
Not Taken into Account Under Other Plans. Awards shall not be considered eligible pay under other plans, benefit arrangements, or fringe benefit arrangements of the Company or a Related Affiliate, unless otherwise provided under the terms of other plans.

(b)
Compensation Reduction and Compensation Deferral Elections Apply to Incentive Plan Awards. To the extent provided in the applicable benefit or deferred compensation plan or arrangement of the Company or a Related Affiliate, amounts payable as Incentive Plan Awards will be reduced or deferred in accordance with the Participant’s compensation reduction election or compensation deferral election, if any, in effect under other plans and arrangements at the time the Incentive Plan Award is paid.

(c)
Sole Incentive Plan. Unless determined otherwise by the Committee, associates shall     not be eligible to participate in the MIP for any period they are participating in any     other incentive program maintained by the Company or any Related Affiliate.

6.3.No Guarantee, No Funding. The payment of an Incentive Plan Award for any Performance Period does not guarantee any person eligibility for or payment of an Incentive Plan Award for any other Performance Period. Incentive Plan Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the MIP, the right is no greater than the right of any other unsecured general creditor. No absolute right to any Incentive Plan Award shall be considered as having accrued to any Participant prior to the payment of the Incentive Plan Award.

6.4.Taxes.

(a)
Withholding. The Participant’s Employer shall have the right to deduct from all payments made under the MIP any federal, state, or local taxes required by law to be withheld with respect to the payments.

(b)
Section 409A. The MIP is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and, accordingly, to the maximum extent permitted, the MIP shall be construed and interpreted in accordance with such intent. If payment of any amount of “deferred compensation” (as defined under Section 409A, after giving effect to the exemptions thereunder) is triggered by a separation from service (as defined under Section 409A) that occurs while the Participant is a “specified employee” with respect to the Company (as defined under Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

(c)
Participant Solely Responsible. Notwithstanding the foregoing, the Participant shall be solely responsible for the satisfaction of any federal, state, local, or foreign taxes on payments under the MIP. By way of example and not limitation, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on the Participant by Code Section 4999 (golden parachute payments) or by Code Section 409A or any damages for failing to comply with Code Section 409A

6.5.Governing Law. The MIP and all rights to an Incentive Plan Award hereunder shall be construed in accordance with and governed by the laws of the State of Delaware to the extent not preempted by federal law.

6.6.Awards Not Transferable. Subject to Section 6.8, a Participant’s rights and interest under the MIP may not be assigned or transferred. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Employer’s obligation under the MIP to pay Incentive Plan Awards with respect to the Participant.

6.7.Employment. Neither the adoption of the MIP nor its operation shall in any way affect the rights and power of the Company or any Related Affiliate to dismiss or discharge any Participants. The MIP is not a contract between the Company or any Related Affiliate and any associate of the Company or Related Affiliate or Participant.

6.8.Beneficiary. In the event of a Participant’s death prior to the payment of any Incentive Plan Award to which the Participant is otherwise entitled, payment shall be made to the Participant’s then-effective beneficiary or beneficiaries under the Employer-paid group term life insurance arrangement.